                                                                    EXHIBIT 21.1


Siebel Systems Deutschland Gmbh
Siebel Systems France SARL
Siebel Systems UK Limited
Siebel Systems Benelux BV
Siebel Systems Canada Limited
Siebel Systems Australia Pty Limited
Siebel Systems Japan KK
Siebel Systems Sverige AB